Exhibit 10.17

INSIGHT HEALTH SERVICES CORP.
MANAGEMENT INCENTIVE PLAN

1.             Purposes.

The purpose of this Management Incentive Plan (this “Plan”) is to provide an incentive for eligible members of management to remain in the employ of InSight Health Services Corp. and its affiliates (the “Company”) through the negotiation of a Restructuring (as defined below), should a Restructuring of the Company occur.

2.             Definitions.

As used in this Plan, the following terms have the meanings set forth below:

“Board” shall mean the Board of Directors of the Company.

“Cash Incentive Payment” shall mean an amount, designated by the Board in its sole discretion, that may become payable to a Participant pursuant to this Plan.

“Cause” shall mean any of the following:

(a)   Participant has been convicted of or pled guilty or no contest to any crime or offense (other than any crime or offense relating to the operation of a motor vehicle) which is likely to have a material adverse impact on the business operations or financial or other condition of the Company, or any felony offense;

(b)   Participant has committed fraud or embezzlement;

(c)   Participant has breached any of Participant’s obligations under his or her employment agreement with the Company, if any, and Participant has failed to cure the breach within 30 business days following receipt of written notice of such breach from the Company;

(d)   the Company, after reasonable investigation, finds that Participant has violated material written policies and procedures of the Company, including but not necessarily limited to, policies and procedures pertaining to harassment and discrimination;

(e)   Participant has failed to obey a specific written direction from the Board (unless such specific written instruction represents an illegal act), provided that (i) such failure continues for a period of 30 business days after receipt of such specific written direction, and (ii) such specific written direction includes a statement that the failure to comply therewith will be a basis for termination; or

(f)    any willful act or omission on Participant’s part which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries.

“Company” shall have the meaning set forth in Section 1.

“Disability” shall mean Participant’s permanent and total disability so that Participant is unable substantially to perform Participant’s services for (i) a period of three (3) consecutive months or (ii) for shorter periods aggregating three (3) months during any twelve (12) month period.  Any such determination of Disability shall be made by the Board in its sole and unfettered discretion.

“Participant” shall mean those individuals listed on Exhibit “A” hereto.

“Plan” shall have the meaning set forth in Section 1.

“Restructuring” shall mean, collectively, any restructuring, reorganization (whether or not pursuant to Chapter 11 of the U.S. Bankruptcy Code) and/or recapitalization that is achieved, without limitation, through a solicitation of waivers and consents, rescheduling of debt maturities of a significant amount of debt, repurchase, settlement or forgiveness of a significant amount of debt, conversion of a significant amount of debt into equity, an exchange offer involving new securities, issuance of new securities, sale or disposition of significant assets, sale of significant debt or equity securities or other interests, or other similar transaction or series of transactions.

“Term Sheet” shall have the meaning set forth in Section 3(c).

3.             Cash Incentive Payment.

(a)          The Company shall notify each Participant individually of the amount of the Cash Incentive Payment to which such Participant may become entitled pursuant to this Plan.

(b)         Subject to Section 4 and without duplication of any other amounts payable under this Section 3, provided a Participant is employed by the Company upon the execution of a term sheet, letter of intent, memorandum of understanding or similar instrument by (i) the Company, (ii) holders of not less than 66 2/3% of the outstanding principal amount of the Company’s senior secured floating rate notes due 2011 and (iii) holders of not less than 66 2/3% of the outstanding principal amount of the Company’s 9 7/8% senior subordinated notes due 2011 (a “Term Sheet”), and such Term Sheet is executed prior to May 1, 2007, such Participant shall be entitled to receive, promptly, but not later than five business days following the date on which such Term Sheet is fully executed, an amount equal to such Participant’s Cash Incentive Payment.

(c)          Subject to Section 4 and without duplication of any other amounts payable under this Section 3, provided a Participant is employed by the Company on May 1, 2007 and a Term Sheet has not then been executed, such Participant shall be entitled to receive, promptly, but not later than five business days following May 1, 2007, an amount equal to 50% of such Participant’s Cash Incentive Payment.

(d)         Subject to Section 4 and without duplication of any other amounts payable under this Section 3, provided a Participant is employed by the Company upon the execution of a Term Sheet on or after May 1, 2007, such Participant shall be entitled to receive, promptly, but not later than five business days following the date on which a Term Sheet is fully executed, an amount equal to 50% of such Participant’s Cash Incentive Payment.

4.             Termination of Employment.

(a)          In the event that a Participant’s employment is terminated voluntarily by such Participant or by the Company for Cause, such Participant shall not be entitled to receive any portion of his or her Cash Incentive Payment that would otherwise be payable to such Participant pursuant to Section 3 after the date of such termination.

(b)         In the event that a Participant’s employment is terminated by the Company other than for Cause or due to such Participant’s Disability or death prior to the earlier of (i) May 1, 2007 and (ii) the date on which a Term Sheet is fully executed, then, in lieu of the amounts contemplated by Section 3, such Participant (in the case of Disability or termination by the Company other than for Cause) or the estate of such Participant (in the case of death) shall be entitled to receive, promptly, but not later than five business days following such earlier date, an amount equal to the greater of (x) such Participant’s Cash Incentive Payment, and (y) the amount, if any, to which such Participant may be entitled to receive upon termination of such Participant’s employment by the Company other than for Cause (or due to such Participant’s Disability or death, as applicable), pursuant to the terms of such Participant’s employment agreement with the Company, if any.

(c)          In the event that a Participant’s employment is terminated by the Company other than for Cause or due to such Participant’s Disability or death on or after May 1, 2007 and a Term Sheet has not been fully executed, then Participant (in the case of Disability or termination other than for Cause) or the estate of such Participant (in the case of death) shall be entitled to receive, in lieu of the amounts contemplated by Section 3, (i) promptly, but not later than five business days following the date on which a Term Sheet is fully executed, an amount equal to 50% of such Participant’s Cash Incentive Payment and (ii) the amount, if any, to which such Participant may be entitled upon termination of such Participant’s employment by the Company other than for Cause (or due to such Participant’s Disability or death, as applicable), pursuant to the terms of such Participant’s employment agreement with the Company, if any.

5.             Administration.

This Plan shall be administered by the Board, unless and to the extent the Board determines to delegate the administration of this Plan to the Compensation Committee of the Board. The Board shall have the full power and authority to take all actions, and to make all determinations, required or provided for under this Plan, and all such other actions and determinations not inconsistent with the specific terms and provisions of this Plan deemed by the Board to be necessary or appropriate to the administration of this Plan. The interpretation and construction by the Board of any provision of this Plan shall be final, binding and conclusive.

6.             Effective Date and Term.

This Plan shall be effective as of the date hereof and shall continue in effect until all amounts payable under the Plan, if any, have been paid.

7.             Amendment and Termination.

The Board may, at any time and from time to time, amend or terminate this Plan, provided that no such amendment or termination may adversely affect any rights or obligations of any Participant without the consent of such Participant.

8.             Governing Law.

This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof.

9.             Withholding of Taxes.

The Company shall have the right to deduct from all payments made under this Plan any applicable federal or state taxes required by law to be withheld with respect to such payments.

10.          No Right to Continued Employment.

Nothing in this Plan shall confer upon any Participant any right to continue in the employ or service of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to remove, terminate or discharge, as applicable, any Participant at any time for any reason whatsoever.

11.          No Effect on Other Employment, Incentive or Option Agreements.

This Plan is in addition to any other agreement between a Participant and the Company.  Except as set forth in Section 4(b), nothing in this Plan shall eliminate, substitute for or replace any obligation that the Company has to a Participant in any other employment agreement, incentive compensation plan, option agreement or the like that may be in effect between the Participant and the Company.  For purposes of clarification, any amounts payable pursuant to Section 4(c)(ii) will be paid pursuant to a Participant’s employment agreement with the Company, if any, and not in addition to amounts payable thereunder.

12.          Titles; Construction.

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.  The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, when the context so indicates.